Exhibit 1-1

                                                              March 27, 2003

Panavision Inc.
c/o Bobby Jenkins
Chief Financial Officer
6219 De Soto Avenue
Woodland Hills, California

Gentlemen:

                  Mafco Holdings Inc., a Delaware corporation ("Mafco"), PX Holding Corporation, a Delaware corporation ("PX Holding") and a wholly owned subsidiary of Mafco, and Panavision Inc., a Delaware corporation ("Panavision"), hereby agree that (i) Panavision will issue to Mafco, or a wholly owned subsidiary of Mafco, and Mafco, or a wholly owned subsidiary of Mafco, will acquire, 102,220 shares of Series C Cumulative Pay-In-Kind Preferred Stock, par value $.01 per share, of Panavision (the "Series C Preferred Stock"), in exchange for (x) $90,860,000 principal amount of 9 5/8% Senior Subordinated Discount Notes Due 2006 of Panavision (the "Notes"), on which there is approximately $1,360,376 of accrued and unpaid interest, and (y) $10,000,000 in cash (the "Cash Consideration"), and (ii) Panavision will issue to PX Holding, and PX Holding will acquire, 57,424 shares of Series C Preferred Stock in exchange for 53,571 shares of Series B Cumulative Pay-In-Kind Preferred Stock, par value $.01 per share, of Panavision (the "Series B Preferred Stock"), on which there is approximately $3,853,206 of accrued and unpaid dividends. The Series C Preferred Stock will have the powers, preferences and rights set forth in the Certificate of Designations, Powers, Preferences and Rights (the "Certificate of Designations") attached hereto as Exhibit A, and as described in the Term Sheet attached hereto as Exhibit B, and shall be Registrable Securities for the purposes of the Registration Rights Agreement, dated as of December 3, 2002, between Panavision and PX Holding.

         In connection with the transactions contemplated by this letter agreement (this "Letter Agreement"), Mafco and PX Holding (together, the "Companies") represent and warrant that:

         1. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

         2. None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated or compliance with the terms and conditions hereof by the Companies will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of each of the Companies, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which either of the Companies is a party or by which either of the Companies or any of their property is bound or to which it is subject;

         3. Each of the Companies has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by the Companies of this Letter Agreement has been duly authorized;

         4. This Letter Agreement has been duly and validly executed and delivered by each of the Companies and constitutes the legal, valid and binding obligation of the Companies, enforceable against each of the Companies in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

         5. The transfer of the Notes and the Series B Preferred Stock will effectively vest in Panavision good, valid and marketable title to each of the Notes and the Series B Preferred Stock, free and clear of all Encumbrances whatsoever, except for restrictions on transfer imposed by the Securities Act of 1933, as amended (the "Securities Act"), or state securities laws. As used in this Letter Agreement, the term "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.


            In connection with the transactions contemplated by this Letter Agreement, Panavision represents and warrants that:

         1. Panavision is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

         2. None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated (including, but not limited to the issuance and sale of the Series C Preferred Stock) or compliance with the terms and conditions hereof by Panavision will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of Panavision, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which Panavision is a party or by which Panavision or any of its property is bound or to which it is subject;

         3. Panavision has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by Panavision of this Letter Agreement has been duly authorized;

         4. This Letter Agreement has been duly and validly executed and delivered by Panavision and constitutes the legal, valid and binding obligation of Panavision, enforceable against Panavision in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

         5. The shares of Series C Preferred Stock being issued pursuant to this Letter Agreement have been duly authorized by all necessary corporate action on the part of Panavision, and the shares of Series C Preferred Stock being issued pursuant to this Letter Agreement will be validly issued, fully paid and nonassessable, will have the powers, preferences and rights set forth in the Certificate of Designations, will be free and clear of all Encumbrances whatsoever, except for restrictions on transfer imposed by the Securities Act or state securities laws, and the issuance of such shares is not subject to preemptive or subscription rights of any stockholder of Panavision.


         Upon delivery of the Notes, the Cash Consideration and the Series B Preferred Stock, in exchange for 159,644 shares of Series C Preferred Stock, Mafco, PX Holding and Panavision shall execute and deliver a cross receipt in the form attached hereto as Exhibit C.

         If you are in agreement with the foregoing, please so indicate by signing the enclosed duplicate copy of this Letter Agreement.

                                      Very truly yours,

                                      MAFCO HOLDINGS INC.


                                      By:  /s/ Todd J. Slotkin
                                          -------------------------------
                                      Name:    Todd J. Slotkin
                                      Title:   Executive Vice President and
                                               Chief Financial Officer

                                      PX HOLDING CORPORATION



                                      By: /s/ Todd J. Slotkin
                                          -------------------------------
                                      Name:    Todd J. Slotkin
                                      Title:   Executive Vice President and
                                               Chief Financial Officer

ACCEPTED AND AGREED TO:

PANAVISION INC.


By: /s/ Bobby Jenkins
    -------------------------------
Name:    Bobby Jenkins
Title:   Executive Vice President and
         Chief Financial Officer

                                                                 EXHIBIT A

                               (See Exhibit 1-2)

                                                                   EXHIBIT B

                Series C Cumulative Pay-In-Kind Preferred Stock

Issuer..................................    Panavision Inc. (the "Company").

Security................................    Shares of newly-issued Series C
                                            Cumulative Pay-In-Kind Preferred
                                            Stock (the "Preferred Stock").

Liquidation Preference..................    Per share liquidation preference of $1,000 plus
                                            declared and unpaid dividends.

Mandatory Redemption....................    None.

Dividends...............................    Cumulative dividends at a rate of 10% per share of
                                            Preferred Stock per annum (the "stated dividend"),
                                            payable at the option of the Company in cash,
                                            additional shares of Preferred Stock or a combination
                                            thereof, quarterly on each March 31, June 30, September
                                            30 and December 31, prior to the payment of any
                                            dividends in respect of such quarter on junior
                                            securities.

Conversion Rights.......................    None.

Ranking.................................    The Preferred Stock will rank, with respect to dividend
                                            rights and rights upon liquidation, winding up or
                                            dissolution, senior to the common stock, Series A
                                            Preferred Stock and Series B Preferred Stock of the
                                            Company.

Voting Rights...........................    Non-voting.

Merger, Consolidation and
Sale of Assets..........................    The Company may not consolidate or merge with, or sell,
                                            assign, transfer, lease, convey or otherwise dispose of
                                            all or substantially all of its assets (each such
                                            transaction is referred to as a "Fundamental
                                            Transaction") to any person unless (x) in the case of a
                                            consolidation or merger, the Company is the surviving
                                            entity and the Preferred Stock remains outstanding
                                            following such transaction or (y) if the Company is not
                                            the surviving entity, in the case of a consolidation or
                                            merger, or is the transferor of all or substantially
                                            all of its assets, the transferee of assets or the
                                            surviving entity, as the case may be, assumes the
                                            obligation to exchange the Preferred Stock for
                                            securities of such surviving entity or the Company, as
                                            the case may be, having the same rights, powers and
                                            preferences as the Preferred Stock had immediately
                                            prior to such transaction; provided that in the event
                                            of a Change of Control (as defined in the Panavision
                                            Indenture), then the holders of the Preferred Stock
                                            will receive an amount in cash equal to the Liquidation
                                            Preference of the Preferred Stock plus accrued but
                                            unpaid dividends.  The Company's obligation to redeem
                                            the Preferred Stock pursuant to this provision only
                                            becomes operative after the Company has (i) first
                                            complied with Section 4.08 of the Panavision Indenture,
                                            including the purchase of any Panavision Notes tendered
                                            pursuant thereto and (ii) any applicable provisions of
                                            the Credit Agreement among the Company, JP Morgan Chase
                                            Bank as Administrative Agent, and the lenders party
                                            thereto, dated as of May 28, 1998.

Transfer Restrictions...................    None.

Registration Rights..................       The holder of the Preferred Stock will have
                                            unlimited demand and piggyback registration rights
                                            with respect to the Preferred Stock, at the
                                            Company's expense, in each case subject to
                                            customary cutbacks and blackout periods.

                                                                  EXHIBIT C

                                 CROSS RECEIPT

         Panavision hereby acknowledges delivery of (i) $90,860,000 principal amount of 9 5/8% Senior Subordinated Discount Notes Due 2006 of Panavision, on which there is approximately $1,360,376 of accrued and unpaid interest, (ii) $10,000,000 in cash and (iii) 53,571 shares of Series B Cumulative Pay-In-Kind Preferred Stock, par value $.01 per share, of Panavision, on which there is approximately $3,853,206 of accrued and unpaid dividends, in satisfaction of Mafco's and PX Holdings' obligations under this Letter Agreement.

                                      PANAVISION INC.


                                      By: /s/ Bobby Jenkins
                                         ------------------------------------
                                      Name:   Bobby Jenkins
                                      Title:  Executive Vice President and
                                              Chief Financial Officer

         Mafco and PX Holding hereby acknowledge delivery of 102,220 and 57,424 shares, respectively, of Series C Cumulative Pay-In-Kind Preferred Stock, par value $.01 per share, of Panavision, in satisfaction of Panavision's obligations under this Letter Agreement.

MAFCO HOLDINGS INC.



By:  /s/ Todd J. Slotkin
    --------------------------------
Name:    Todd J. Slotkin
Title:   Executive Vice President and
         Chief Financial Officer

PX HOLDING CORPORATION



By:  /s/ Todd J. Slotkin
    --------------------------------
Name:    Todd J. Slotkin
Title:   Executive Vice President and
         Chief Financial Officer